Exhibit 99.1

For Immediate Release

Investor Contact:

MKR Group Inc.

Todd Kehrli or Jim Byers

(323) 468-2300

meet@mkr-group.com

MeetMe Reports Preliminary Third Quarter 2015 Financial Results

Above its Previously Released Guidance

NEW HOPE, Pa., October 7, 2015 – MeetMe, Inc. (NASDAQ: MEET), the public market leader for social discovery, today reported preliminary financial results for its third quarter ended September 30, 2015.

Preliminary Third Quarter 2015 Financial Results

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Total revenue is expected to be approximately $14.2 million, an increase of approximately 22% from the third quarter of 2014, and above the Company’s previously released guidance range of $12.5 million to $13 million for the third quarter of 2015.

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Adjusted EBITDA is expected to be approximately $5.1 million, an increase of approximately 134% from the prior year third quarter and above the previously released guidance range of $2 million to $3 million for the third quarter of 2015. Third quarter 2015 adjusted EBITDA will exclude approximately $5.8 million of an anticipated one-time write-off of Beanstock Media’s accounts receivable balance, which falls outside of the Company’s normal range of bad debt expense.

David Clark, Chief Financial Officer of MeetMe, added, “We believe our quarterly revenue growth in excess of 20% year over year reflects continued growth in mobile engagement and the effective management of mobile advertising inventory. We significantly increased adjusted EBITDA year over year largely as a result of mobile revenue growth and prudent cost controls. During the quarter, we determined it was necessary to write-off the accounts receivable owed by our previous outsourced inventory management provider, Beanstock Media. This bad debt write-off is a one-time event that falls well outside our normal range of bad debt expense of less than 1% of revenue and should not impact our ability to deliver substantial EBITDA margins going forward. Furthermore, we successfully completed our transition to in-house management in the second quarter at little or no additional cost, and since then have continued to grow both revenue and adjusted EBITDA. We do intend to vigorously pursue repayment of these amounts despite this write-off.”

Earnings Call and Webcast

MeetMe expects to report full third quarter results in early November. Details for the earnings conference call and webcast will be provided in a separate press release.

About MeetMe, Inc.

MeetMe® is the leading social network for meeting new people in the US and the public market leader for social discovery (NASDAQ: MEET). MeetMe makes it easy to discover new people to chat with on mobile devices. With approximately 80 percent of traffic coming from mobile and more than one million total daily active users, MeetMe is fast becoming the social gathering place for the mobile generation. MeetMe is a leader in mobile monetization with a diverse revenue model comprising advertising, native advertising, virtual currency, and subscription. MeetMe apps are available on iPhone, iPad, and Android in multiple languages, including English, Spanish, Portuguese, French, Italian, German, Chinese (Traditional and Simplified), Russian, Japanese, Dutch, Turkish and Korean. For more information, please visit meetmecorp.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected revenue and expected adjusted EBITDA, whether quarterly revenue growth reflects mobile engagement growth and whether mobile engagement will continue to grow, whether we will continue to manage mobile advertising inventory effectively, whether mobile revenue will continue to grow, whether we will implement prudent cost controls, whether the write-off of the Beanstock receivable will impact our ability to deliver substantial EBITDA margins going forward, whether the write-off is a one-time event and whether we will deliver EBITDA margins as expected, whether we will continue to grow both revenue and adjusted EBITDA, and whether we will vigorously pursue repayment of the Beanstock receivable. All statements other than statements of historical facts contained herein are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “project,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include the risk that our applications will not function easily or otherwise as anticipated, the risk that we will not launch additional features and upgrades as anticipated, the risk that unanticipated events affect the functionality of our applications with popular mobile operating systems, any changes in such operating systems that degrade our mobile applications’ functionality and other unexpected issues which could adversely affect usage on mobile devices. Further information on our risk factors is contained in our filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2014 and the Current Report on Form 8-K filed with the SEC on June 3, 2015. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Regulation G – Non-GAAP Financial Measures

The Company uses financial measures which are not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”) in evaluating its financial and operational decision making and as a means to evaluate period-to period comparison. The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company presents these non-GAAP financial measures because it believes them to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We refer you to the reconciliations below.

The Company defines Adjusted EBITDA as earnings (or loss) from continuing operations before interest expense, change in warrant liability, income taxes, depreciation and amortization, and non-cash stock-based compensation, non-recurring acquisition and restructuring expenses, loss on cumulative foreign currency translation adjustment, gain on sale of asset, and the goodwill impairment charges. The Company excludes stock-based compensation because it is non-cash in nature.

Non-GAAP financial measures should not be considered as an alternative to net income, operating income, cash flow from operating activities, as a measure of liquidity or any other financial measure. They may not be indicative of the historical operating results of the Company nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as a substitute for performance measures calculated in accordance with GAAP.

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